UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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Bally’s Corporation
(Name of Registrant As Specified In Charter)
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BALLY’S CORPORATION
100 Westminster Street
Providence, Rhode Island 02903
(401) 475-8474
NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF SHAREHOLDERS
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

December 28, 2020

To our Shareholders:
Last month, we entered into a long-term strategic and transformational partnership with Sinclair Broadcast Group that we believe will put us at the forefront of the rapidly growing U.S. sports betting and iGaming business. We believe that the deal, which combines our soon-to-be vertically integrated, proprietary sports betting technology and expansive market access footprint with Sinclair’s premier portfolio of local broadcast stations and live regional sports networks, STIRR TV, the Tennis Channel, and digital and over-the-air television network Stadium, positions us to deliver one-of-a-kind, online gaming experiences through bespoke offerings tailored to local sports audiences.
Under the Sinclair agreements, we issued long-term warrants and options that would allow Sinclair to acquire up to 9.8 million of Bally’s common shares, equivalent to 32.3% of the number of shares we currently have outstanding and 29.9% of our fully-diluted outstanding shares on a pro forma basis (giving effect to the shares issuable upon the exercise of the Sinclair warrants and options and the shares expected to be issued in our recently announced Bet.Works transaction). The securities issued to Sinclair consist of penny warrants to acquire 4,915,726 Bally’s common shares and warrants to purchase up to an additional 3,279,337 common shares contingent on the achievement of performance metrics. We also issued to Sinclair options to purchase 1,639,669 Bally’s common shares in four tranches with purchase prices ranging from $30.00 to $45.00 per share, exercisable after four years.
On November 18, 2020, the last trading day prior to our announcements of the Sinclair venture and our agreement to acquire Bet.Works, a sports betting and iGaming platform, the closing sale price for our common shares was $30.61 per share. The closing sales price for our common shares on the last trading day before the date of this information statement was $48.82 per share.
Under New York Stock Exchange listing requirements, shareholder approval is generally required in order to issue more than 19.9% of a listed company’s then-outstanding shares. Under our agreements with Sinclair, if our shareholders had not approved the issuance of the full amount of the shares subject to the Sinclair warrants and options, the excess shares (above the 19.9% permitted to be issued under the NYSE rules without shareholder approval) would not be issued and instead their value would be paid in cash.
Given this, shareholders that in the aggregate own a majority of our outstanding shares approved the share issuance to satisfy the NYSE’s shareholder approval requirement. The attached document is being furnished to all Bally’s shareholders to comply with notice requirements under SEC rules. Other shareholders need not sign a proxy card or take any action.

We believe that the Sinclair venture, along with our recently announced acquisition of Bet.Works, growing market access and land based footprint that will soon cover 10 states (with additional states expected to come), position Bally’s to capture a significant share of the estimated future $50 billion U.S. sports betting and iGaming market opportunity (according to Wall Street analysts’ research and Bally’s management estimates). As a result, we’re excited about Bally’s future and sincerely thank each of you for putting your trust in us.

Very truly yours,

George T. Papanier
President and Chief Executive Officer

BALLY’S CORPORATION
100 Westminster Street
Providence, Rhode Island 02903

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOUR ARE REQUESTED NOT TO SEND US A PROXY
General
On November 18, 2020, Bally’s Corporation (“we,” “us,” “our” or “Bally’s”) entered into a long-term strategic and transformational partnership with Sinclair Broadcast Group (“Sinclair”) that we believe will put us at the forefront of the rapidly growing U.S. sports betting and iGaming business. We believe that the deal, which combines our soon-to-be vertically integrated, proprietary sports betting technology and expansive market access footprint with Sinclair’s premier portfolio of local broadcast stations and live regional sports networks, STIRR TV, the Tennis Channel and digital and over-the-air television network Stadium, will position us to deliver one-of-a-kind, online gaming experiences through bespoke offerings tailored to local sports audiences.
Over the term of the Sinclair agreements, Bally’s will be required to pay annual naming right fees to Sinclair’s regional sports networks and has committed a percentage of its annual interactive marketing spend to those networks. In addition, Bally’s issued to Sinclair: (1) warrants, which we call “penny warrants,” to acquire up to 4,915,726 of Bally’s common shares, (2) warrants, which we call “performance warrants,” and together with the penny warrants, the “warrants,” to purchase up to an additional 3,279,337 of Bally’s common shares, contingent upon the achievement of performance metrics, and (3) options to purchase up to 1,639,669 of Bally’s common shares, in four tranches, with purchase prices starting at $30 per share and escalating to $45 per share, exercisable after four years.
The exercise and purchase prices and the number of shares issuable upon exercise of the warrants and options are subject to customary anti-dilution adjustments. The issuance pursuant to the warrants and options of shares (the “Share Issuance”) in excess of 19.9% of Bally’s currently outstanding shares was subject to the approval of Bally’s shareholders. Had shareholder approval not been obtained, Bally’s would have been required to pay cash to Sinclair in lieu of Sinclair being permitted to purchase, pursuant to the warrants or options, in excess of 19.9% of Bally’s outstanding common shares.
This Information Statement is being furnished by Bally’s to advise our shareholders that the holders of a majority of the outstanding Bally’s common shares approved the Share Issuance by written consent.
This Information Statement is first being mailed on December 28, 2020 to shareholders of record as of the close of business on December 2, 2020 (the “Record Date”). The actions described above will become effective on January 27, 2021 which is 20 business days following the date of this Information Statement.
Our principal executive offices are located at 100 Westminster Street, Providence, Rhode Island 02903, and our main telephone number is (401) 475-8474.
Action by Written Consent
Our organizational documents permit any action that may be taken at a meeting of the shareholders to be taken by written consent of the holders of the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote thereon were present and voting. Holders of a majority of our outstanding common shares, our only outstanding class of stock, submitted written consents dated December 2, 2020 approving the Share Issuance to Sinclair (the “Written Consent”). This Information Statement serves as the required notice to all shareholders.

Dissenters’ Rights of Appraisal
There are no dissenters’ rights of appraisal in connection with the Share Issuance or the Written Consent.

QUESTIONS AND ANSWERS ABOUT THE INFORMATION STATEMENT

Q. Why am I being furnished this Information Statement?
A. Federal securities laws require us to provide you with information regarding the actions taken by the Written Consent. Your vote is neither required nor requested.
Q. Why am I not being asked to vote?
A. Our organizational documents permit shareholders to act at a meeting or by written consent by shareholders holding not less than the minimum number of votes required to authorize or take action at a meeting. Shareholders owning 51.3% of our issued and outstanding common stock entitled to vote delivered the Written Consent approving the Share Issuance. No further approval by our shareholders is required. Therefore, your vote is not required and is not being sought.
Q. What is the impact of the Share Issuance on me?
A. The Share Issuance will result in an increase in the total number of our common shares outstanding and you will experience dilution of your percentage of equity ownership interest and voting power in us.
Q. What do I need to do now?
A. Nothing. This information statement is furnished to you solely for your information and does not require or request you to do anything.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, including future financial and operating results and Bally’s Corporation’s plans, objectives, expectations and intentions, legal, economic and regulatory conditions and any assumptions underlying any of the foregoing, are forward-looking statements.
Forward-looking statements are sometimes identified by words like “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) the risk that the contemplated Bet.Works acquisition and Sinclair Broadcast Group partnership described in this information statement, and/or the expected benefits therefrom and the timing thereof, do not occur as planned or at all; (2) the risks that U.S. sports betting and iGaming will not increase as expected by management, unexpected costs, charges or expenses resulting from the proposed transactions, and risks involved in integrating a technology-focused company into Bally’s; (3) uncertainty surrounding the ongoing COVID-19 pandemic, including uncertainty regarding its extent, duration and impact, the resulting closure of Bally’s properties (all of which have re-opened at some limited level of capacity) and the risk that the ongoing COVID-19 pandemic may require Bally’s properties to close again for an indeterminable period of time; (4) the time it will take Bally’s to return its facilities to full capacity and the restrictions applicable to its facilities until then; (5) the costs to comply with any mandated health requirements associated with the virus; (6) customer responses as Bally’s facilities continue to operate under various restrictions including the time it takes customers to return to the facilities and the frequency with which they visit Bally’s facilities; (7) the economic uncertainty and challenges in the economy resulting from the ongoing COVID-19 pandemic, including the resulting reduced levels of discretionary consumer spending; (8) challenges Bally’s may face in bringing employees back to work upon re-opening of its facilities; (9) unexpected costs, charges or expenses resulting from the recently completed acquisitions; (10) uncertainty of the expected financial performance of Bally’s, including the failure to realize the anticipated benefits of its acquisitions; (11) Bally’s ability to implement its business strategy; (12) evolving legal, regulatory and tax regimes; (13) the effects of competition that exists in the gaming industry; (14) the actions taken to reduce costs and losses as a result of the COVID-19 pandemic, which could negatively impact guest loyalty and our ability to attract and retain employees; (15) risks associated with increased leverage from Bally’s recently completed and proposed acquisitions; (16) the inability or unwillingness of the lenders under our revolving credit facility to fund requests that we may make to borrow amounts under the facility; (17) increased borrowing costs associated with higher levels of borrowing and (18) other risk factors as detailed under Part I. Item 1A. “Risk Factors” of Bally’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2020 and Bally’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 as filed with the SEC on November 6, 2020. The foregoing list of important factors is not exclusive.
Any forward-looking statements speak only as of the date of this information statement. Bally’s does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

THE SHARE ISSUANCE

The Partnership
On November 18, 2020, Bally’s and Sinclair entered into a multi-faceted venture designed to combine Bally’s soon-to-be vertically integrated, proprietary sports betting technology and expansive market access footprint with Sinclair’s broadcast assets, including: (1) Sinclair’s portfolio of local broadcast stations and live regional sports networks, (2) STIRR TV, Sinclair’s direct-to-consumer streaming app offering live and on-demand content, (3) the Tennis Channel, which broadcasts over 95% of all live tennis matches broadcast in the U.S., and (4) Sinclair’s 24/7 digital and over-the-air television sports network Stadium. Bally’s and Sinclair will collaborate to create sports gamification content on a national scale, which we believe positions Bally’s to become a leading omni-channel gaming company, with physical casinos, online sports betting and iGaming solutions united under the Bally’s brand.
Under the arrangement, Bally’s receives (1) naming rights, including the right to brand Bally’s as the primary marketed name on Sinclair’s regional sports networks (other than the YES Network and Marquee) and mobile applications, websites, social media accounts and digital streams primarily related to the covered regional sports networks as well as co-branded secondary naming rights for the Stadium network and related digital platforms, (2) gaming integration access across the television stations that Sinclair or its subsidiaries own, or provide services to, (3) advertising access, and (4) rights related to marketing, data analytics and other related items.
The term of the partnership is ten years, which renews for an additional five-year period unless either party elects not to renew no later than 18 months prior to the end of the initial term.
Over the term of the partnership, Bally’s will be required to pay annual naming right fees to Sinclair’s regional sports networks and has committed a percentage of its annual interactive marketing spend to those networks.

The Equity Issuance
In addition, as part of the transaction, Bally’s granted Sinclair warrants and options to purchase Bally’s common shares as follows:
•Penny warrants to acquire up to 4,915,726 of Bally’s common shares;
•Performance warrants to purchase up to an additional 3,279,337 of Bally’s common shares, contingent upon the achievement of performance metrics; and
•Options to purchase up to 1,639,669 of Bally’s common shares, in four tranches, with purchase prices ranging from $30 per share to $45 per share, exercisable after four years.
The 9.8 million common shares issuable upon the exercise of the warrants and options referred to above are equivalent to 32.3% of the number of shares we currently have outstanding and 29.9% of our fully diluted outstanding shares on a pro forma basis (giving effect to the shares issuable upon the exercise of the Sinclair warrants and options and the shares issuable in our recently announced Bet.Works acquisition).
The penny warrants are immediately exercisable for a total of 4,915,726 shares for a ten-year period ending on November 18, 2030.
The performance warrants become exercisable for up to a total of 3,279,337 of our common shares based on the number of players (“FTDs”) who makes one or more deposits on one or more gaming platforms owned or operated by Bally’s or branded with the Bally’s trademark or service mark totaling at least $25 (not including free play or credits) and place a wager. The FTD performance thresholds are:
•655,868 shares (one-fourth of one total performance warrant shares) when the cumulative number of FTDs is 350,000;
•an additional 655,868 shares when the cumulative number of FTDs is 450,000;

•an additional 655,867 shares when the cumulative number of FTDs is 550,000;
•an additional 655,867 shares when the cumulative number of FTDs is 650,000; and
•an additional 655,867 shares when the cumulative number of FTDs is 750,000.
The performance warrants also become exercisable for all 3,279,337 shares upon a change in control of Bally’s (generally any 50+% ownership change). The performance warrants expire on November 18, 2030 to the extent not previously exercised.
The options are exercisable for up to 1,639,669 shares as follows:
•409,917 shares (one-fourth of the total option shares) at purchase price of $30.00 per share;
•409,917 shares at purchase price of $35.00 per share;
•409,917 shares at purchase price of $40.00 per share; and
•409,918 shares at purchase price of $45.00 per share.
The options first become exercisable beginning upon the earlier of November 18, 2024 and a change in control of Bally’s and remain exercisable until the later of November 18, 2031 and the end of the term of Sinclair’s partnership with Bally’s as it may be extended.
The exercise, purchase prices and the number of common shares issuable upon exercise of the warrants and options are subject to customary anti-dilution adjustments. Prior to the issuance of any shares underlying the warrants and options, Sinclair and its affiliates are required to comply with applicable gaming, licensing and other laws.
Investor Rights Agreement and Other Ancillary Agreements
Bally’s, Sinclair and Sinclair’s subsidiary entered into an investor rights agreement. Under the agreement, Sinclair is entitled to appoint a board observer as long as it holds greater than 5% of the outstanding stock (including on an as-exercised basis), subject to the receipt of any required gaming approvals. The observer has no voting rights. In addition, subject to the requirement to obtain all necessary gaming approvals and as long as Sinclair has the right to exercise warrants and/or options representing at least 10% of the outstanding stock, Sinclair has the right to designate a number of directors equal to the lesser of two directors and the number of directors required for Sinclair’s representation on the Board relative to the size of the Board to be proportionate to Sinclair’s overall ownership (including on an as-exercised basis). Sinclair agreed to limit its actual ownership of Bally’s shares (not on an as-converted basis) to 4.9% of Bally’s outstanding common shares and agreed not to transfer any common shares prior November 18, 2021 and thereafter until November 18, 2022, not to transfer during any quarter shares representing more than 1% of Bally’s outstanding common shares, other than in underwritten offerings.
Sinclair also agreed to certain standstill restrictions. Bally’s agreed to use its reasonable efforts to provide Sinclair with an opportunity to participate in any equity offering in order to maintain its overall ownership percentage.
Bally’s provided Sinclair and its affiliates with customary registration rights pursuant to a registration rights agreement.
Finally, Bally’s agreed to pay Sinclair 60% of tax benefits actually realized by Bally’s as a result of the warrants and options issued or to be issued Sinclair.

Interests of Bally’s Directors and Executive Officers in the Transaction
None of Bally’s named executive officers or directors, nor any of their affiliates or associates, has any interests in the Sinclair transactions that are different from or in addition to the interests of Bally’s shareholder generally.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table contains information about the beneficial ownership of our common shares as of December 2, 2020 for (1) each shareholder known by us to beneficially own more than 5% of our common shares, (2) each of our current directors, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. The percentage of ownership indicated in the following table is based on 30,476,057 common shares outstanding as of December 2, 2020.
Information with respect to beneficial ownership has been furnished by each director and executive officer, and with respect to beneficial owners of more than 5% of our common shares, by filings made with the SEC by them. Beneficial ownership is determined in accordance with SEC rules. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them. In computing the number of common shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options held by that person that are currently exercisable or will become exercisable within 60 days after December 2, 2020 are deemed outstanding, as well as any shares of common stock that such person has the right to acquire upon the vesting of restricted stock units within 60 days after December 2, 2020, while such common shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Bally’s Corporation, Inc., 100 Westminster Street, Providence, Rhode Island 02903.

	Shares of Common Stock Beneficially Owned
Beneficial Owners	Number of Shares	Percentage of Class
Named Executive Officers and Directors
Soohyung Kim(1)	11,471,463	37.64%
John E. Taylor, Jr. (2)	354,752	1.1%
George T. Papanier	308,195	1.01%
Stephen H. Capp(3)	282,818	*
Marc Crisafulli	5,257	*
Craig L. Eaton	123,835	*
Jeffrey W. Rollins(4)	83,104	*
Terrence Downey	10,529	*
Wanda Y. Wilson	11,528	*
All Named Executive Officers and Directors (8 persons)	12,295,729	40.34%
Standard RI Ltd(1)	11,471,463	37.64%
PAR Capital Management Inc.(5)	2,675,140	8.78%
Apollo Management Holdings, L.P.(6)	1,692,038	5.55%
________________ * Less than 1%
(1)	Consists of 11,471,463 of Bally’s common shares held by Standard RI Ltd. Standard General L.P. serves as investment manager to Standard RI Ltd and, in that capacity, exercises voting and investment control over the shares held by Standard RI Ltd. Soohyung Kim is the managing partner and chief investment officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the common shares reported except to the extent of its or his pecuniary interest in such shares.
(2)	Based solely on information provided to Bally’s in March 2020.
(3)	Consists of 279,818 of Bally’s common shares held by Mr. Capp and 3,000 common shares held by Mr. Capp’s wife. Mr. Capp disclaims beneficial ownership of the 3,000 common shares.
(4)	Consists of 83,695 common shares held by Mr. Rollins in a brokerage margin account and as such have been pledged as security for the account and 3,409 common shares held by a limited liability corporation over which Mr. Rollins has sole voting and investment power.
(5)	Amounts beneficially owned by PAR Capital Management Inc. (“PAR”) are based on a Schedule 13F-HR filed with the SEC on November 16, 2020 for the period ending September 30, 2020 pursuant to which it is disclosed that it has sole voting and dispositive power over such common shares and information provided to Bally’s by Cede & Co. at PAR’s request. The address reported in the Schedule 13F-HR for these entities is 200 Clarendon Street, Floor 48, Boston, Massachusetts 02116.
(6)	Amounts beneficially owned by Apollo Twin River Holdings, L.P. are based solely on a Schedule 13F-HR filed with the SEC on November 16, 2020 for the period ending September 30, 2020 pursuant to which it is disclosed that Apollo Twin River Holdings, L.P. shares voting and dispositive power over such shares with Apollo Capital Management, L.P. and Apollo Management, L.P. The address reported in the Schedule 13F-HR for these entities is 9 W. 57th Street, New York, NY 10019.

DELIVERY OF INFORMATION STATEMENT

Bally’s may send a single set of shareholder documents to any household at which two or more shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us reduce costs. Your materials may be householded based on your prior express or implied consent. If your materials have been householded and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information householded, you may write or call us at the following address or phone number: Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island, (401) 475-8474.

WHERE YOU CAN FIND MORE INFORMATION

Bally’s files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any of these on the SEC’s internet website that contains reports, proxy and information statements and other information regarding issuers, including Bally’s, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this information statement.

Documents Incorporated by Reference

The SEC allows us to incorporate by reference information into this information statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this information statement, except for any information that is superseded by information that is included directly in this information statement or in any other subsequently filed document that also is incorporated by reference herein.
This information statement incorporates by reference:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 13, 2020;
•our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, respectively filed with the SEC on May 14, 2020, August 13, 2020 and November 6, 2020;
•our Current Reports on Form 8-K filed on January 16, 2020, February 10, 2020, March 16, 2020, March 20, 2020, April 24, 2020, April 27, 2020, May 12, 2020, May 20, 2020, July 2, 2020 (as amended by the Form 8-K/A filed on September 14, 2020), October 1, 2020, October 9, 2020, October 15, 2020, October 29, 2020, November 19, 2020 and November 24, 2020;
•information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2020; and
•the description of our common shares contained in our Form 8-A filed with the SEC on March 27, 2019, including any amendment or report filed for the purposes of updating such description.
Notwithstanding the foregoing, we are not incorporating any document, portion thereof or information not deemed ‘‘filed’’ in accordance with SEC rules, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K, except to the extent specified otherwise in such Current Reports.
You can obtain a copy of any document incorporated by reference into this proxy statement except for the exhibits to those documents from Bally’s. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Bally’s without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this information statement. Requests should be directed to Bally’s Corporation, Attention: Investor Relations, 100 Westminster Street, Providence, Rhode Island 02903, or by calling us at (401) 475-8474.